Exhibit 5.1

Our ref: GFW/RBM/719479.01

Imperial Garden & Resort, Inc. 106 Zhouzi Street 4th Floor, 4E Rouhu District Taipei, Taiwan (Republic of China) 11493

15 December 2017

Dear Sirs

Imperial Garden & Resort, Inc. (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company to provide this legal opinion in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "SEC Act"), as amended, (Registration No. 333-216694) (the "Registration Statement") in respect of the proposed initial public offering (the "IPO") of a minimum amount of 3,000,000 and a maximum amount of 10,000,000 of the Company's ordinary shares, par value $0.01 (the "Shares") and the selling shareholders named in the Registration Statement (the "Selling Shareholders") offering an aggregate of 6,387,430 Shares. The Company shall engage Network 1 Financial Securities, Inc. (the “Selling Agency”) to accomplish such public offering pursuant to a selling agency agreement (the "Selling Agency Agreement") between the Company and the Selling Agency. This opinion is given in accordance with the terms of the Legal Matters section of the Form F-1.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 15 December 2017, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").

1.2	The written resolutions of the board of directors of the Company dated 27 September 2017 (the "Resolutions").

1.3	The register of members of the Company (the "Register of Members").

1.4	A Certificate of Good Standing issued by the Registrar of Corporate Affairs in the British Virgin Islands dated 13 December 2017 (the "Certificate of Good Standing").

1.5	A Certificate of Incumbency dated 13 December 2017, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent which exhibits a copy of the register of directors and register of members of the Company (the "Registered Agent's Certificate").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Selling Agency Agreement or and the Registration Statement.

2.4	The Company has not entered into any charges over any of its property or assets other than those entered in the register of charges, or contemplated by the Selling Agency Agreement and the Registration Statement.

2.5	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.

2.8	No monies paid to or for the account of any party under the Selling Agency Agreement and the Registration Statement represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997).

2.9	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

2.10	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the "BC Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The issue of the Shares by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Selling Agency Agreement and the Registration Statement and in accordance with the Resolutions, such Shares will be legally issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.

3.3	The authorised shares of the Company are 200,000,000 shares of one class of US$0.01 par value each.

3.4	Based solely on our inspection of the Register of Members, the following shares held by the Selling Shareholders are legally issued, fully paid and non-assessable:

Name of Member	Number of Shares Held
Kuo-Chen Wu	426,275
Po-Feng Chang	380,567
Wei-Nan Hsiao	35,391
Chan-Yu Kuo	18,368
Chia-Cheng Chen	472
Su-Chen Chen	2,365
You-Hua Lu	944
Chih-Ching Chung	11,040
Shun-Ming Liu	29,987
Kuo-Hao Hsu	188,011
Su-Ching Huang	127,664
Lung-Cheng Wu	707,815
Ciou Guei Liao	1,207,344
Ping-Ting Chen	47,188
Shu-Huan Kuo	1,094,991
Al Chu Lu	1,512,130
Min-Chen Chiang	105,554
Ching-Shun Tsai	108,075
Hsiu-Chun Lai Chang	23,587
Wen-Chung Lo	47,209
Miao-Ying Huang	25,911
Yih-Shyong Huang	94,068
Jui-Feng Chiu	117,432
Kuang-Hung Fan	75,043

3.5	The statements under the caption "Taxation" in the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements, to the extent they are statements of legal conclusions, constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.4	In this opinion, the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

4